EXHIBIT 22.1

                     SUBSIDIARIES OF JACKPOT ENTERPRISES, INC.

                                                     STATE OF
   COMPANY                            %OWNED       INCORPORATION

1. Corral United, Inc.                 100%           Nevada

2. Cardivan Company                    100%           Nevada

3. Corral Coin, Inc.                   100%           Nevada

4. Corral Country Coin, Inc.           100%           Nevada

5. Jackpot Gaming, Inc.                100%           Nevada

6. Jackpot Owl, Inc.                   100%           Nevada

7. Jackpot's Highway 93 Casino, Inc.   100%           Nevada